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                                                                   EXHIBIT 23(a)




                        Consent of Independent Auditors




The Board of Directors
Olin Corporation:


We consent to incorporation by reference in the registration statement on Form S-3 of Olin Corporation of our reports dated January 27, 1994, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear in the December 31, 1993 annual report on Form 10-K of Olin Corporation and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to a change in accounting methods for postretirement benefits other than pensions and income taxes in 1992.




                               KPMG Peat Marwick




Stamford, Connecticut
March 18, 1994